UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

KCG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 2, 2014, KCG Holdings, Inc. (“KCG”) commenced a workforce reduction plan. This action is designed to rationalize redundancies, improve efficiency and realign resources to areas with a greater potential for future growth. The workforce reduction plan impacts approximately 4% of KCG’s workforce, and will be completed by early October 2014.

KCG currently estimates that it will recognize a pre-tax charge in connection with the workforce reduction of $5.0 to $6.0 million during the third quarter of 2014. The charge is expected to consist of severance, other one-time termination benefits, and other associated costs. KCG expects $3.0 to $4.0 million of these charges to result in future cash expenditures. In addition to the charges associated with this workforce reduction plan, KCG estimates that it will recognize additional pre-tax charges of approximately $6.0 to $7.0 million in connection with other employee separations that occurred during the third quarter of 2014.

The foregoing contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the size of the reduction and the amount and timing of the related charges. Statements regarding future events are based on KCG’s current expectations and are necessarily subject to associated risks related to the completion of the reduction in force in the manner anticipated by KCG. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: KCG’s ability to implement the workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the plan; and risks associated with KCG’s ability to achieve the benefits of the planned workforce reduction. For information regarding other factors that could cause KCG’s results to vary from expectations, please see the “Risk Factors” section of KCG’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. KCG undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCG Holdings, Inc.

(Registrant)

Date: September 23, 2014	By:	/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel